                                CODE OF ETHICS


                       RIVER ROAD ASSET MANAGEMENT, LLC


STANDARDS OF CONDUCT
--------------------

POLICY
------


As a director, officer or employee of River Road Asset Management, you must exercise good faith in your dealings with both the Company and its clients consistent with the high degree of trust and confidence that is placed in you by the Company.

The need for the stringent application of this principle is heightened by the necessity that the Company, in turn, exercises the highest degree of ethical conduct in its dealings with its clients. This can be accomplished only through your individual commitment to the Company's values: Loyalty, Integrity, Accountability and Teamwork.

If you discover that you will derive personal gain or benefit from any transaction between the Company and any individual or firm, you must immediately refer the matter and disclose all pertinent facts to the appropriate manager/supervisor or their designee.

The Company's standards of conduct are necessarily strict because they are intended for the benefit and protection of the Company and its directors, officers and employees. No attempt to delineate guidelines for proper conduct can hope to cover every potential situation, which may arise during your service with the Company. Whenever there is any doubt about the propriety of any action, you are urged to discuss the matter with the Company's Chief Compliance Officer or your manager/supervisor. Violations of the Standards of Conduct Policy are grounds for disciplinary action, including dismissal. The standards of conduct set forth herein must be applied fully and fairly without reliance upon technical distinctions to justify questionable conduct.

PROCEDURE
---------


CONFLICTS OF INTEREST You may not engage in personal activities that conflict with the best interests of the Company. In addition, you may not engage in personal activities that are in conflict with the interests of the Company's clients.


DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION In the normal course of business, employees may be given or may acquire information about the business of the Company, its clients, or its affiliates which is not available to the general public. This information is confidential and may include financial data, business plans and strategies, examiners' ratings, and information concerning specific lending or trading decisions. All employees are responsible for respecting and maintaining the confidential nature of such information, including taking reasonable care in how and where they discuss, document and store the confidential information that relates to the business activities of the



January 1, 2007

Company and its clients. Confidential information may only be disclosed within the Company to those who need to know the information to perform their job functions.


MATERIAL, NON-PUBLIC INFORMATION Some confidential information is also material, non-public information and subject to the restrictions of federal and state banking and securities laws and regulations as to its communication and use. Material information should be treated as non-public until it is clear the information can be deemed public or ceases to be material.



PERSONAL INVESTMENTS You must exercise sound judgment in making personal investments in order to avoid situations contrary to the best interests of the Company. You must also avoid imprudent, speculative or questionable activity.

It is not possible to enumerate all the circumstances where these restrictions apply; however, for example, it would be improper:

         o To permit a client to arrange an investment for your account or to participate in investments arranged, sponsored or participated in by a client under circumstances that might create, or give the appearance of creating a conflict of interest;
         o To make or maintain an investment in any company or business with which the Company has business relationships, if the investment is of such a character (whether because of the size or value of the investment or for any other reason) which might create or give the appearance of creating a conflict of interest;
         o To purchase any new securities of any client of the Company or to purchase any new securities of any company through an investment banking or securities firm having a business relationship with the Company unless the demand for such new securities is such that purchases are not restricted or allocated among prospective purchasers; or
         o To enter into a security transaction when you are aware that such action will anticipate or parallel any investment action of the Company, whether the Company is acting for itself or in a fiduciary capacity.


OUTSIDE ACTIVITIES If you are a full-time employee, you may not accept outside employment or accept payment for services rendered to others, even though such employment or the services rendered may be permissible or desirable, without the prior consent of the Chief Compliance Officer or designee. If warranted, the Chief Compliance Officer may defer to the President. This includes engagements for teaching, speaking and the writing of books and articles.

In addition, you may not accept an appointment to act as an administrator, executor, guardian, trustee, or to act in any other fiduciary capacity, except when acting in such capacity for a person related to you by blood or marriage, without the approval of the Chief Compliance Officer. Where such duties are accepted for a relative or approval is obtained, the Company and the law demand the highest standards of good faith in discharging such duties.


January 1, 2007

You are encouraged to participate in appropriate professional groups and responsible civic organizations if such service does not interfere with your duties at the Company, provided such relationship would not be prohibited or limited because of statutory or administrative requirements regarding conflicts of interest. If it appears that participation in any such organizations would interfere with your duties, you must obtain approval from the President.

You may not accept membership on the board of directors of an outside Company unless you first obtain the approval of the Chief Compliance Officer.


POLITICAL ACTIVITY The Company is interested in good government and encourages you to support the candidate or party of your choice both through service and financial support. However, any affiliation with a candidate or party that suggests the Company supports that candidate or party is strictly prohibited. You may not use the Company or its property for political purposes, nor may you use the name of the Company to further any political cause or candidate.

You are encouraged to become involved in local government and to run for local part-time elected office, such as school board member or town counsel, if you should so desire. If campaigning or the duties of an office interfere with your duties at the Company, you may have to resign from your position. You should discuss the situation with the Chief Compliance Officer, the President or a manager/supervisor (or their designee) to determine whether a conflict exists. If you wish to run for full-time elected office you must obtain approval from and make all necessary arrangements with the President prior to announcing your candidacy.

A number of public bodies are clients of the Company and service by you with such a public body could give rise to situations where a conflict of interest exists. To avoid this problem, explore the possibility of conflict with the Company's Chief Compliance Officer or designee before beginning any such service.

The Federal Elections Campaign Act (2 USC 441b) prohibits a national bank, or any company organized by authority of any law of Congress, from making political contributions in connection with federal, state and local elections. Federal law also places restrictions on the ability of other corporations to make certain political contributions. Therefore, no employee may make any contributions or expenditures on behalf of the Company in connection with any election to any political office, any primary election, or any political convention or caucus held to select candidates for any political office without first obtaining approval from the President and the Company's Chief Compliance Officer or designee.


BORROWING FROM CLIENTS You may not borrow money from a client of the Company unless such borrowing is from a bank or other financial institution made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with members of the general public and does not involve more than the normal risk of repayment or include other unfavorable features.


BUSINESS TRANSACTIONS FOR THE COMPANY You may not represent or exercise authority on behalf of the Company in any transaction with any person, firm, company or organization with which you have any material connection (including, but not limited to, a directorship, officership, family


January 1, 2007
relationship or significant borrowing relationship) or in which you have a material financial interest. You must report any existing or proposed business relationships with any such person, firm, company or organization to the Company's Chief Compliance Officer or designee, who will determine with the appropriate levels of management whether such business relationship is "significant" for purposes of this prohibition.


BUSINESS TRANSACTIONS WITH THE COMPANY If you are authorized by an outside organization to transact business with the Company on its behalf, you must report such authorization to the Company's Chief Compliance Officer or designee.


GIFTS BEQUESTS AND GRATUITIES This policy is designed to ensure compliance with the Bank Bribery Statute (18 USC 215). Generally speaking, the statute makes it a criminal offense for officials of financial institutions to solicit or accept anything of value in connection with any transaction or business of a financial institution. For these purposes, officials include officers, directors, employees, agents or attorneys of a financial institution.

The Bank Bribery Statute prohibits you, as an employee of the Company, from soliciting for yourself or for a third party (other than the Company itself) anything of value from anyone in return for any business, service or confidential information of the Company or accept anything of value (other than normal authorized compensation) from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated.

Except for gifts of modest value for commonly recognized special events, meals or entertainment of reasonable value, you may not accept gifts, bequests, services or payments from any of the Company's clients or suppliers. Nominal promotional gifts are not prohibited by this policy. Also, gifts or bequests from members of your family, or gifts or bequests of a nominal value from non-family members are not prohibited by this policy.

If you receive or anticipate receiving a benefit from a client or supplier of the Company and are unsure whether your acceptance is in compliance with this policy, you should make a full written disclosure to the Chief Compliance Officer, the President or a manager/supervisor (or their designee). The Company may, in its sole discretion, approve the acceptance of the benefit if the acceptance is otherwise consistent with this policy. Any such approval shall be in writing.


IMPROPER PAYMENTS (BRIBES OR KICKBACKS) You have an obligation not to take any action that might result in a violation by the Company of the laws of the United States, the State of Kentucky, or any other jurisdiction in which the Company does business. The Foreign Corrupt Practices Act (15 USC 78 DD-1, 78 DD-2) provides that in no event may payment of anything of value be offered, promised or made to any government, government entity, government official, candidate for political office, political party or official of a political party (including any possible intermediary for any of the above), foreign or domestic, which is, or could be construed as being, for the purposes of receiving favorable treatment or influencing any act or decision by any such person, organization or government for the benefit of the Company or any other person.


ECONOMIC SANCTIONS Under the International Emergency Economics Powers Act (50 USC 1701), the President of the United States may impose sanctions such as trade embargoes, freezing of assets


January 1, 2007
and import surcharges. The Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury promulgates regulations dealing with economic sanctions. Therefore, no employee on behalf of the Company may intentionally transact business with those countries or specially designated nationals against which economic sanctions have been imposed unless the appropriate license has been obtained from the OFAC allowing such transaction.


PROHIBITION ON THE USE OF INFORMATION FROM YOUR PREVIOUS EMPLOYER You should not bring any documents, software or other items to the Company that may contain your previous employer's confidential, trade secret or proprietary information. This would include such things as computer disks, rolodexes, client lists, financial reports or other materials that belong to your previous employer. If you have such materials in your possession, they should be returned to your former employer immediately.


YOUR DUTY TO REPORT ABUSES OF THE CODE OF ETHICS AND STANDARDS OF CONDUCT POLICY OR OTHER ILLEGAL OR UNETHICAL CONDUCT All employees have a special obligation to advise the organization of any suspected abuses of Company policy, including suspected criminal or unethical conduct, which you are required to report to the Chief Compliance Officer. If you believe there has been any violation of securities law, anti-trust, health and safety, environmental, government contract compliance or any other laws or Company policies, we encourage you to make a report to an appropriate individual in the organization. You will not be subjected to any form of retaliation for reporting legitimate suspected abuses.


INVESTIGATIONS OF REPORTED OR SUSPECTED MISCONDUCT As a financial organization, we have a special duty to safeguard the Company's proprietary and confidential information, assets and property of our clients and the organization. In the event of an investigation regarding possible wrongdoing, you must cooperate fully.

Information relating to any investigation, including information provided by you or the fact of your participation in any investigation, is considered confidential, and will only be revealed to individuals not associated with the investigation on a need to know basis.

Any request for information or subpoenas regarding federal or state agency investigations must be in writing and directed to the Chief Compliance Officer who will coordinate with Legal Counsel.


FEDERAL SECURITIES LAWS All of the Company's supervised persons are to comply with applicable Federal Securities Laws.



PERSONAL SECURITIES TRANSACTIONS
--------------------------------

POLICY
------

River Road Asset Management's policy allows directors, officers and employees to maintain personal securities accounts provided any personal investing by a director, officer or employee in any accounts in which the director, officer or employee has a beneficial interest, including any accounts for any immediate family or household members, is consistent with River Road Asset Management's fiduciary



January 1, 2007
duty to its clients and consistent with regulatory requirements.

Each access person (defined below) must identify any personal securities investments and personal investment accounts to the Chief Compliance Officer. Access persons (other than Related Directors as defined below) may not purchase or sell covered securities (defined below), unless covered securities were owned prior to employment with River Road Asset Management. Following acceptance of employment, only sell transactions will be allowed on covered securities and access person must obtain advance clearance of such transactions from the Chief Compliance Officer. Immediate family or household members of access persons will be allowed to purchase or sell covered securities or funds. The immediate family member or household member must receive advance clearance for the right to purchase or sell covered securities from the Chief Compliance Officer. Immediate family or household members will not be required to receive advance clearance for the right to make fund purchases or sales. After clearance has been received all purchase and sell transactions of covered securities must also be advance cleared by the Chief Compliance Officer. Employees will be allowed to buy non-affiliated, non-competing funds solely for the purpose of diversification. A competing fund is defined as any non-River Road fund with an investment objective similar to that of a fund managed by the firm. Following a reasonable period of employment, all PORTFOLIO MANAGERS are required to have a minimum of 30% of their personal investable assets invested in River Road Asset Management funds or affiliated partnerships. A reasonable period of employment will be established by the Chief Compliance Officer and, if necessary, the President prior to employment commencing. Any exceptions or extensions to the above must be approved by written consent of the Chief Compliance Officer. Access persons may not purchase affiliated non-money market funds unless the access person obtains advance clearance of such transactions from a pre-clearance officer. Access persons may purchase government securities, shares issued by non-affiliated funds and certain short-term debt instruments without pre-clearance. Access persons may, under unusual circumstances, apply for an exception from a trading restriction, which application may be granted or denied.


BACKGROUND
----------


The Investment Advisers Act of 1940, Rule 204A-1 requires advisers to adopt a Code of Ethics and to identify "supervised persons," and require the reporting of personal investments on an initial, quarterly and annual basis and the maintenance of records of personal securities transactions for those supervised persons who are considered "access persons". The Company considers all directors, officers and employees of the Company to be "access persons". Advisers to registered investment companies are also required to adopt a Code of Ethics regarding personal investment activities under the Investment Company Act of 1940, Rule 17j-1. An investment adviser's policies and procedures represent an internal control and supervisory review to detect and prevent possible inside trading, conflicts of interests and possible regulatory violations.


PROCEDURES
----------


River Road Asset Management has adopted procedures to implement the firm's policy on personal securities transactions and reviews to monitor and insure the firm's policy is observed,



January 1, 2007
implemented properly and amended or updated, as appropriate, which can be summarized as follows:


INITIAL AND ANNUAL HOLDINGS REPORT In accordance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940, Access Persons are to identify on a form provided by the Chief Compliance Officer all investment accounts in which the Access Person has a beneficial interest, including any accounts for immediate family or household members, and covered securities in which the Access Person has direct or indirect beneficial ownership (except for securities held in accounts over which the Access Person has no direct or indirect influence or control) within 10 days of becoming an Access Person and annually thereafter. The information must be current as of a date not more than 45 days prior to the date the person became an Access Person, in the case of an initial holdings report, and 45 days prior to the date the report was submitted, in the case of an annual report. The Chief Compliance Officer is responsible for contacting new Access Persons and sending out initial and annual reporting forms to all Access Persons. Upon becoming an Access Person and on an annual basis thereafter, Access Persons must certify in writing that they have received, read, understand and agree to comply with the Personal Securities Transaction Policies and Procedures, the Company Insider Trading Policies and Procedures, and the Standards of Conduct Policy (known in the aggregate as the Code of Ethics). Access Persons shall be required to make a similar certification following any amendment to the Code of Ethics.

No Access Person shall open or maintain personal accounts with the institutional broker representatives through which River Road Asset Management executes transactions on behalf of Advisory Clients. Access Persons should arrange with their broker to have a copy of all confirms and statements, covered by this policy, sent to the Chief Compliance Officer.


QUARTERLY TRANSACTION REPORT On a quarterly basis, each Access Person shall report on a form provided by the Chief Compliance Officer each transaction involving a covered security in which the Access Person had or as a result of the transaction acquired any direct or indirect beneficial ownership in the covered security, except for transactions in securities held in accounts over which the Access Person had no direct or indirect influence or control. Access Persons shall submit quarterly transaction reports to the Chief Compliance Officer no later than 30 days after the end of the calendar quarter that the report covers, and such report must cover at a minimum, all transactions during the quarter. An Access Person need not submit a quarterly transaction report if the transaction report would duplicate information contained in broker trade confirms or statements that are held in the Company's records and are received no later than 30 days after the end of the applicable calendar quarter.


COVERED SECURITIES For purposes of this Code of Ethics, "covered securities" generally includes all securities, except for direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, and shares issued by money market mutual funds and non-affiliated mutual funds. A non-affiliated mutual fund is a mutual fund (1) for which the Company does not serve as investment adviser and (2) whose investment adviser or principal underwriter is not controlled by the Company, does not control the Company or is not under common control with the Company.



January 1, 2007

PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS All Access Persons, related person and household members must obtain approval from the Chief Compliance Officer before effecting a Personal Securities Transaction that requires pre-approval. Preclearance of a trade shall be valid and in effect only until the end of the next business day following the day preclearance is given. A Preclearance expires if and when the person becomes, or should have become, aware of facts or circumstances that would prevent a proposed trade from being precleared. The Chief Compliance Officer must obtain pre-approval from the Chief Executive Officer when effecting a Personal Securities Transaction. Access Persons may, under unusual circumstances, such as a personal financial emergency, apply for an exception to the Chief Compliance Officer, which application may be granted or denied.


EXCLUDED FROM PRECLEARANCE RULES ARE: Purchases or sales effected in any account over which the Access Person has no direct influence or control including non-volitional investment programs or rights; Purchases effected by reinvesting cash dividends pursuant to an automatic dividend reimbursement program ("DRIP")--this exemption does not apply, however, to optional cash purchase pursuant to a DRIP; Purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights were acquired from such issuer, and the exercise of such rights; Transactions involving the exercise of employee stock options. If an Access Person has given up investment discretion to another unaffiliated party, they should submit a letter from the broker attesting to this fact to the Compliance Department, when joining the firm as a new Access Person or when a new account is opened.


RELATED DIRECTORS Access persons who are directors, but not officers or employees of the Company, and who are subject to a Code of Ethics of ABN AMRO Asset Management, Inc. or an affiliate ("Related Directors"), shall be deemed to have fulfilled their obligations to submit holdings reports, transaction reports and preclearance requests if such requests are submitted to their primary employer and the Company is provided with copies of, or access to, such reports.


PROHIBITED Dealings Trading or communicating "inside information" is prohibited, under any and all circumstances. It is prohibited to use the facilities of the Company to secure new issues for any non-clients, directly or indirectly. Access Persons are not permitted to, directly or indirectly, purchase securities from or sell securities to Client accounts. Access Persons shall not effect transactions that are excessive in volume or complexity as to require a level of personal time and attention that interferes with the performance of employment duties. This will be determined by Senior Management based upon surrounding facts and circumstances.


INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS Access persons may not purchase new equity issues in an initial public offering. Access persons may not acquire an interest in a private placement without prior written approval from the Chief Compliance Officer. The approval is based, in part, on whether the investment opportunity should be reserved for client.


DEFINED CONTRIBUTION PLANS Access persons that participate in defined contribution plans that have affiliated mutual funds as investment options, must have their current and future asset allocation pre-approved by the Chief Compliance Officer.



January 1, 2007

MINIMUM HOLDING PERIOD Access persons may not purchase and sell or sell and purchase the same fund within 30 calendar days.


INVESTMENT PERSON DISCLOSURE Access Persons who have been authorized to acquire securities in a private placement or who have beneficial interests prior to Company Employment are required to disclose the investment when they play a part in any subsequent consideration of Client investments in the issuer. In such circumstances, the Company's decision to purchase securities is subject to an independent review by investment personnel with no personal interest in the issuer. Investment Persons, when recommending any security, shall disclose any direct, indirect or potential conflict of interest related to the issuer of the security being recommended.


DIRECTOR/OFFICER/PRINCIPAL STOCKHOLDER DISCLOSURE Every person who is directly or indirectly the beneficial owner of more than 10% of any class of any equity security (other than an exempted security) who is a director or an officer of the issuer of such security, shall file such statements as are required by the SEC. This must be done within ten days after he or she becomes such beneficial owner, director, or officer and/or if there has been a change in such ownership, before the end of the second business day following the day on which the transaction has been executed.


ADVISER REVIEW The Chief Compliance Officer will review all Access Persons' brokerage statements, confirms and pre-clearance forms for compliance with the firm's policies, including the Insider Trading Policy, regulatory requirements and the firm's fiduciary duty to its clients, among other things. The Chief Compliance Officer tracks any apparent violations/requested exemptions and reports such activity to the Executive Committee at least quarterly. The Executive Committee will determine any corrective action and/or sanctions that should be imposed. At least annually, the Executive Committee will provide a written report to the Fund Board of Trustees that describes (1) issues since the last report to the Board, new procedures, and information about material violations of the code and sanctions involved and (2) certifies that the entity has adopted procedures reasonably necessary to prevent violations of the Code of Ethics.

         RECORDS The Company shall maintain the following records:

         o A copy of this Code of Ethics and any other Code of Ethics which is or at any time within the past five years has been in effect.
         o A record of any violation of the Code of Ethics, and any action taken as a result of the violation.
         o A record of all written certifications acknowledging receipt of the Code of Ethics required of each Access Person who is currently, or within the past five years was, an Access Person of the Company.
         o A record of each initial, quarterly and annual report made by an Access Person pursuant to this Code of Ethics, including any information provided in lieu of such reports.
         o A record of the names of persons who are currently, or within the past five years were, Access Persons of the Company.


January 1, 2007

         o A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons in a private placement, for at least five years after the end of the fiscal year in which the approval is granted.

         Records may be maintained on microfilm or such other medium permitted under Rule 204-2(g) under the Investment Advisers Act of 1940. Unless otherwise required, all records shall be retained for five years in an easily accessible place, the first two years in an appropriate office of the Company.


INSIDER TRADING
---------------

POLICY
------


River Road Asset Management's policy prohibits any employee from acting upon, misusing or disclosing any material non-public information, known as inside information. Any instances or questions regarding possible inside information must be immediately brought to the attention of the Chief Compliance Officer or senior management, and any violations of the firm's policy will result in disciplinary action and/or termination.


BACKGROUND
----------


Various federal and state securities laws and the Advisers Act (Section 204A) require every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such adviser's business, to prevent the misuse of material, nonpublic information in violation of the Advisers Act or other securities laws by the investment adviser or any person associated with the investment adviser.

While US law concerning insider trading is not static, it is generally understood that the law prohibits (1) trading by an insider on the basis of material nonpublic information or (2) trading by a non-insider on the basis of material nonpublic information where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated by the non-insider in breach of a duty of trust or confidence to the disclosing insider or (3) communicating material nonpublic information to others in violation of the law.

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the following penalties even if he or she does not personally benefit from the violation. Penalties include: civil injunctions, disgorgement of profits, jail sentences, and fines for the person who committed the violation, fines for the employer or other controlling person up to $1,000,000 or three times the amount of the profit gained or loss avoided.


PROCEDURE
---------



January 1, 2007

River Road Asset Management has adopted various procedures to implement the firm's insider trading policy and reviews to monitor and insure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which may be summarized as follows:


GUIDANCE The Chief Compliance Officer provides guidance to employees on any possible insider trading situation or question. If you believe that information is material and non-public you should (1) report the matter immediately to the Chief Compliance Officer (2) do not purchase or sell the securities on behalf of yourself for others (3) do not communicate the information inside or outside the Company, other than to counsel if directed to do so by the Chief Compliance Officer (4) after the Chief Compliance Officer has reviewed the issue with counsel, as appropriate, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information,


OTHER REPORTING ACCESS persons must report to the Chief Compliance Officer all business, financial or personal relationships that may result in access to material, non-public information. Access persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior written authorization from the Executive Committee. The decision will be based upon a determination that the board service would be consistent with the interests of the Company and its clients. In circumstances in which board service is authorized, the Access Person will be isolated from those making investment decisions in that security through Chinese Wall or other procedures.


INSIDER REPORTING REQUIREMENTS In order to facilitate insider trading restrictions, each employee trading account shall at the Insider's option either be maintained at a securities affiliate of the Company or be maintained at another brokerage firm with that other firm providing a copy of all trade confirmations account and statements, at regular intervals, for the Insider's account to the Company's Chief Compliance Officer. It is the responsibility of each Insider to comply with this aspect of the policy to identify all brokerage relationships to the Chief Compliance Officer.


PROTECTION OF MATERIAL NON PUBLIC INFORMATION Care must be taken so that material and non-public information is secure and not communicated to anyone, except as directed by the Chief Compliance Officer during the guidance process. This does not preclude the adviser from providing necessary information to persons providing services to the account, such as brokers, accountants, custodians and fund transfer agents. Please note that River Road Asset Management mutual fund holdings are only to be released in accordance with the fund's policies and procedures governing disclosure of portfolio holdings or 20 calendar days after month end, whichever is later.


EXECUTIVE COMMITTEE REPORTING The Chief Compliance Officer prepares a written report to the Executive Committee of any possible violation of the firm's Insider Trading Policy for implementing corrective and/or disciplinary action. This is reported at the monthly Executive Committee meetings.


UPDATES River Road Asset Management's Insider Trading Policy is reviewed and evaluated on a periodic basis and updated as may be appropriate.



January 1, 2007

Mr. Thomas D. Mueller, CPA, CFA
COO/CCO
River Road Asset Management, LLC
462 South Fourth Avenue
Suite 1600
Louisville, Kentucky  40207



Dear Mr. Mueller,

I hereby certify that I have received, read, understand and agree to comply with the Personal Securities Transaction Policies and Procedures, the Company Insider Trading Policies and Procedures, and the Standards of Conduct Policy (known in the aggregate as the Code of Ethics).




______________________________________________________________________
Signed                                            Date



___________________________________________________
Name (Print)








January 1, 2007